                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO.           )

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:
     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [X] Definitive Additional Materials
     [ ] Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12


                                GADZOOKS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
     [X] No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(l) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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
                                [GADZOOKS LOGO]

                                 Dallas, Texas

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            WEDNESDAY, JUNE 25, 1997

To the Shareholders of Gadzooks, Inc.

     The 1997 Annual Meeting of Shareholders (the "Annual Meeting") of Gadzooks, Inc., a Texas corporation (the "Company"), will be held on Wednesday, June 25 at 2:00 p.m., local time, at the Company's headquarters, 4121 International Parkway, Carrollton, Texas 75007 for the following purposes:

     1. To elect two directors to serve until the year 2000 Annual Meeting of Shareholders;

     2. To ratify the selection of Price Waterhouse as independent auditors for the Company for the fiscal year ending January 31, 1998; and

     3. To transact all other business that may properly come before such meeting or any adjournment(s) thereof.

     The close of business on Friday, May 9, 1997 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment(s) thereof. Only holders of record of the Company's common stock (the "Common Stock") at the close of business on the record date are entitled to notice of, and to vote at, the Annual Meeting. The Company's stock transfer books will not be closed. A complete list of shareholders entitled to vote at the Annual Meeting will be available for examination by any Company shareholder at the Company's headquarters, 4121 International Parkway, Carrollton, Texas 75007, for purposes pertaining to the Annual Meeting, during normal business hours for a period of 10 days prior to the Annual Meeting, and at the time and place of the Annual Meeting.

     You are cordially invited to attend the Annual Meeting. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, YOU ARE URGED TO SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE SO THAT YOUR SHARES MAY BE REPRESENTED AND VOTED AT THE ANNUAL MEETING. A self-addressed, postage prepaid envelope is enclosed for your convenience. You may revoke your proxy by following the procedures set forth in the accompanying Proxy Statement.


                                         By order of the Board of Directors

                                         GADZOOKS, INC.

                                         /s/ MONTY R. STANDIFER

                                         Monty R. Standifer
                                         Secretary
May 13, 1997

                                [GADZOOKS LOGO]

                           4121 International Parkway
                            Carrollton, Texas 75007
                                 (972) 307-5555


                             ---------------------

                                PROXY STATEMENT
                             ---------------------


                    SOLICITATION AND REVOCABILITY OF PROXIES

     The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company for use at the Annual Meeting to be held on Wednesday, June 25, 1997, at 2:00 p.m., local time, at the Company's headquarters, 4121 International Parkway, Carrollton, Texas, (972) 307-5555, or at any adjournment(s) thereof. The solicitation of proxies by the Board of Directors of the Company (the "Board of Directors") will be conducted primarily by mail. ChaseMellon Shareholder Services, L.L.C. has been retained to assist the Company in the solicitation of proxies in connection with the Annual Meeting for a fee of approximately $5,000, plus out-of-pocket expenses. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, telegram or other forms of wire or facsimile communication. These persons will receive no special compensation for any solicitation activities. The Company will, upon request, reimburse brokers, custodians, nominees and fiduciaries for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of the Common Stock. The costs of the solicitation will be borne by the Company. This proxy statement and the form of proxy were first mailed to shareholders of the Company on or about May 13, 1997.

     The enclosed proxy, although executed and returned, may be revoked at any time prior to the voting of the proxy (a) by the execution and submission of a revised proxy bearing a later date, (b) by written notice of revocation to the Secretary of the Company at the address set forth above, or (c) by voting in person at the Annual Meeting. In the absence of such revocation, shares represented by the proxies will be voted at the Annual Meeting.

     At the close of business on May 9, 1997, the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting, there were outstanding 8,599,324 shares of Common Stock, each of which is entitled to one vote. Common Stock is the only class of outstanding securities of the Company entitled to notice of and to vote at the Annual Meeting. All share amounts and prices stated in this Proxy Statement are adjusted to give retroactive effect to the Company's 50% stock dividend paid on May 30, 1996.

                            A. ELECTION OF DIRECTORS

     Two directors are to be elected at the Annual Meeting. Alan W. Crites and Gerald R. Szczepanski have been nominated to serve as directors and, if elected, will serve until the Company's Annual Meeting of Shareholders in the year 2000 and until their respective successors shall have been duly elected and qualified or until their earlier death, disqualification or removal from office. Each of these nominees for director currently serves as a director of the Company. Under the Bylaws of the Company and consistent with Texas law, directors shall be elected by plurality vote at each annual meeting of shareholders at which a quorum is present and, accordingly, abstentions and "broker non-votes" will have no effect on the election of directors except in determining if a quorum is present. A broker non-vote occurs if a broker or other nominee does not have discretionary authority and has not received instructions with respect to a particular item. Shareholders may not cumulate their votes in the election of directors.

     Unless otherwise instructed or unless authority to vote is withheld, the enclosed proxy, if signed and returned, will be voted for the election of the below-listed nominees. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of such other person(s) as may be nominated by the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THE ELECTION OF MESSRS. CRITES AND SZCZEPANSKI TO THE BOARD OF DIRECTORS.

     The following table sets forth certain information regarding the director nominees and the other directors of the Company:

                                                                            SERVED AS      DIRECTOR'S
NAME                                         AGE        POSITION          DIRECTOR SINCE   TERM ENDING
----                                         ---        --------          --------------   -----------
Gerald R. Szczepanski...................     48    Chairman of the Board,      1983             1997
                                                   President, Chief
                                                   Executive Officer
                                                   and Director
Alan W. Crites..........................     44    Director                    1992              1997
G. Michael Machens......................     46    Director                    1992              1999
Robert E.M. Nourse......................     58    Director                    1993              1998
Lawrence H. Titus, Jr...................     46    Director                    1983              1999

     GERALD R. SZCZEPANSKI, a co-founder of the Company, has served as Chairman of the Board and Chief Executive Officer of the Company since July 1994 and President of the Company since July 1995. From January 1983 until July 1994, Mr. Szczepanski was President of the Company. Mr. Szczepanski has been a Director of the Company since January 1983. Prior to founding the Company, from 1977 to 1983 Mr. Szczepanski was a Vice President of T-Shirts Plus, a chain of 300 franchised retail t-shirt stores located throughout the United States. Mr. Szczepanski has a total of 20 years experience in the retail business.

     ALAN W. CRITES has served as a Director of the Company since January 1992. Mr. Crites is currently a General Partner of InterWest Partners, a venture capital firm, where he focuses on the health care and nontechnology sectors. Prior to joining InterWest in November 1989, Mr. Crites was employed with General Electric Company for 15 years, during four of which Mr. Crites served as general manager of the GE Computer Service business.

     G. MICHAEL MACHENS has served as a Director of the Company since January 1992. Mr. Machens is currently a General Partner of Phillips-Smith Specialty Retail Group, a specialty retail venture capital firm. Prior to joining Phillips-Smith in 1989, Mr. Machens served as Chief Financial Officer of Blockbuster Entertainment, Chief Financial Officer of Compco Computer Centers, and Controller of Pearle Health Services, Inc. Mr. Machens serves as a director of several privately held retail and restaurant companies.

     ROBERT E.M. NOURSE has served as a Director of the Company since October 1993. Mr. Nourse currently manages personal investments. From 1980 to 1996, Mr. Nourse served as President and Chief Executive Officer of The Bombay Company, Inc., a specialty retailer selling home furnishings and decorative accessories in over 400 stores in the United States and Canada. Mr. Nourse served as a director of The Bombay Company, Inc. from 1990 to 1996.

     LAWRENCE H. TITUS, JR., a co-founder of the Company, has served as a Director of the Company since January 1983. Mr. Titus currently manages personal investments. Mr. Titus served as President and Secretary of the Company from July 1994 until July 1995, when he resigned to pursue other interests. From January 1983 until July 1994, Mr. Titus was Vice President and Secretary of the Company. Prior to founding the Company, from 1976 to 1983 Mr. Titus was a Vice President of T-Shirts Plus, a chain of 300 franchised retail t-shirt stores located throughout the United States.

     The directors elected at the Annual Meeting will hold office until the year 2000 annual meeting of shareholders of the Company and until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office. The executive officer named above was elected to serve in such capacity until his successor is duly elected and qualified or until his earlier death, disqualification, retirement, resignation or removal from office. There is no family relationship between any of the directors and executive officers of the Company.

     The following table sets forth information regarding the executive officers of the Company who are not directors of the Company:

NAME                                AGE                POSITION
----                                ---                --------
Monty R. Standifer...............   57     Senior Vice President, Chief Financial
                                           Officer, Treasurer and Secretary

Loretta S. Beck..................   47     Senior Vice President -- General
                                           Merchandising Manager

William S. Kotch III.............   46     Vice President -- Real Estate

Georgia A. Taylor................   42     Vice President -- Store Operations

     MONTY R. STANDIFER has served as Senior Vice President, Chief Financial Officer, Treasurer and Secretary since July 1995. From June 1992 until July 1995, Mr. Standifer served as Vice President -- Treasurer and Chief Financial Officer of the Company. From July 1991 to June 1992, Mr. Standifer served as Senior Vice President and Chief Financial Officer of AmeriServ Food Company, a food service systems distributor. Prior to that time, Mr. Standifer was a co-founder of BizMart, Inc., a chain of office products superstores, serving as Vice President -- Finance, Treasurer and Secretary from its founding in October 1987 until July 1991, shortly after the company was sold. Mr. Standifer was previously employed by Tandy Corporation for 14 years in various financial management positions. Mr. Standifer has a total of 25 years experience in the retail business.

     LORETTA S. BECK has served as Senior Vice President -- General Merchandising Manager of the Company since July 1995. From December 1994 until July 1995, Ms. Beck served as Vice President -- General Merchandising Manager of the Company. Prior to joining the Company, Ms. Beck served as Vice President, General Merchandise Manager of Feminine Apparel at Montgomery Ward from December 1992 to March 1994, Senior Vice President, General Merchandise Manager at Carson Pirie Scott from February 1991 to December 1992, and Senior Vice President, General Merchandise Manager of Feminine Apparel at May Company from July 1988 to February 1991. Carson Pirie Scott commenced Chapter 11 reorganization proceedings in 1991. Ms. Beck has 21 years of retail experience in department stores and specialty stores, including 11 years with R.H. Macy where she held various management positions in purchasing and operations.

     WILLIAM S. KOTCH III has served as Vice President -- Real Estate since August 1995. From October 1986 until August 1995, Mr. Kotch served as National Director of Real Estate for County Seat Stores, Inc., a chain of over 700 specialty retail stores. Mr. Kotch was previously employed by the Zale Corporation for 13 years in various operational positions including Manager of Corporate Real Estate from 1983 to 1985. Mr. Kotch has 13 years of retail leasing experience.

     GEORGIA A. TAYLOR has served as Vice President -- Store Operations since February 1996. From October 1994 to February 1996, Ms. Taylor served as Director of Store Operations of the Company. From April 1989 to October 1994, Ms. Taylor was employed by The Cato Corporation, a chain of over 650 women's value-priced apparel stores. Ms. Taylor most recently served as Regional Vice President at Cato where she managed a region of approximately 100 stores. Ms. Taylor has over 21 years of experience in the retailing industry, including previous employment with County Seat Stores, Inc. and Montgomery Ward.

     The executive officers named above were elected to serve in such capacities until their respective successors have been duly elected and have been qualified or until their earlier death, disqualification, retirement, resignation or removal from office.

DIRECTORS' MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held six meetings during fiscal year 1996. Each of the directors attended at least 80% of the aggregate total meetings of the Board of Directors and any committee on which such director served.

     The Board of Directors currently has three standing committees, the Audit Committee, the Compensation Committee and the Stock Option Committee. The Audit Committee, which currently consists of Messrs. Crites and Machens, meets periodically with representatives of the Company's independent auditors to review the general scope of the annual audit, including consideration of the Company's accounting practices and procedures and system of internal accounting controls, and reports to the Board of Directors with respect thereto. The Audit Committee met two times during fiscal 1996 and each member attended each of such meetings. The Compensation Committee, which currently consists of Messrs. Crites, Machens and Nourse, meets periodically to review and make recommendations with respect to the annual compensation of the Company's executive officers and management group. The Compensation Committee met one time during fiscal 1996 and each member attended the meeting. The Stock Option Committee, which currently consists of Messrs. Crites, Machens and Nourse, meets periodically to administer the Company's stock option plans. The Stock Option Committee held one meeting during fiscal 1996 and each member attended the meeting. The Stock Option Committee also acted by unanimous consent in lieu of meeting two times during fiscal 1996.

COMPENSATION OF DIRECTORS

     Each director of the Company who is not an officer or employee of the Company receives a $1,500 fee for each meeting of the Board of Directors attended by such director. In addition, directors of the Company are reimbursed for their reasonable out-of-pocket expenses in connection with their travel to and attendance at meetings of the Board of Directors or committees thereof. The Company has adopted a stock option plan for non-employee directors of the Company (the "Director Plan"), pursuant to which such directors will automatically receive on February 1 of each year, for services in the prior 12 months, an option to purchase that number of shares of Common Stock (rounded to the nearest whole number) equal to $15,000 divided by the fair market value per share of the Common Stock on that date. Each new director who is elected or appointed during any year shall receive on such date of election or appointment an option to purchase that number of shares of Common Stock (rounded to the nearest whole number) equal to $25,000 divided by the fair market value per share of the Common Stock on the date of grant. The maximum number of shares of Common Stock available for grant under the Director Plan is 30,000.

     In October 1993 and January 1995, the Company granted Mr. Nourse options to purchase 9,523 shares of Common Stock at $0.32 per share vesting over a four-year period and exercisable through October 2003 and 4,761 shares of Common Stock at $1.05 per share vesting over a four-year period and exercisable through January 2005, respectively, under the Company's 1992 Incentive and Nonstatutory Stock Option Plan. Such options have a weighted average exercise price of $0.56 per share. On February 1, 1997, under the Director Plan, Mr. Crites, Mr. Machens, Mr. Nourse and Mr. Titus were each granted options to purchase 533 shares of Common Stock, all at $28.13 per share, vesting over a four-year period and exercisable through February 2007. As of February 1, 1997, options to purchase 3,007 shares were outstanding under the Director Plan with a weighted average exercise price of $17.50 per share. All of the options granted to date under the Director Plan vest over a four-year period.

                             EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by the Company to the Chief Executive Officer and the four next most highly compensated executive officers (the "Named Executive Officers") for services rendered in all capacities during fiscal 1996.


                           SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                      AWARDS
                                                                   ------------
                                        ANNUAL COMPENSATION           STOCK
                                     --------------------------       OPTIONS      ALL OTHER
                                     YEAR    SALARY    BONUS(1)       SHARES     COMPENSATION(2)
                                     ----   --------   --------    ------------  ---------------
Gerald R. Szczepanski                1996   $240,000   $514,270       30,000        $ 9,000
 Chairman of the Board,              1995    200,000    326,215       47,619          9,411
 President and Chief Executive       1994    165,000     89,932      227,209          2,938
   Officer

Monty R. Standifer                   1996    175,000    191,356       15,000          7,200
 Senior Vice President, Chief        1995    160,000    196,335       17,142          7,200
 Financial Officer, Treasurer        1994    148,500     66,550         --             --
 and Secretary

Loretta S. Beck (3)                  1996    170,000    251,155       15,000          6,000
 Senior Vice President --            1995    150,000    196,335         --           39,400
 General Merchandising Manager       1994     14,423       --         61,903           --

William S. Kotch III (4)             1996    120,000    119,597        4,500          6,000
 Vice President --                   1995     48,654     30,000       23,809            660
 Real Estate

Georgia A. Taylor (5)                1996    125,000    119,597        7,500          6,000
 Vice President --                   1995    110,000     86,335         --            6,000
 Store Operations                    1994     32,307     10,000       23,809          2,000

--------------

(1) The Company's executive officers are entitled to receive bonuses depending on the Company's achievement of certain levels of operating income and other performance criteria. Amounts represent bonuses accrued for each year's performance, but paid in the subsequent year. See "Bonus Plan."

(2) Amounts represent automobile allowances, except, in the case of Ms. Beck, the amount for 1995 includes an automobile allowance of $6,000 and $33,400 for moving expenses.

(3) Ms. Beck joined the Company in December 1994.

(4) Mr. Kotch joined the Company in August 1995.

(5) Ms. Taylor joined the Company in October 1994.

     The following table provides information concerning stock options granted to the Named Executive Officers in fiscal 1996. In addition, in accordance with the regulations of the Commission, hypothetical gains or "option spreads" that would exist for the respective options are shown. These gains are based on assumed rates of annual stock price appreciation of 5% and 10% from the date the options were granted.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
                                    -----------------------------------------------------
                                                      %OF                                   POTENTIAL REALIZABLE
                                                     TOTAL                                    VALUE AT ASSUMED
                                                    OPTIONS                                    ANNUAL RATES OF
                                     NUMBER OF      GRANTED                                      STOCK PRICE
                                      SHARES          TO           EXERCISE                   APPRECIATION FOR
                                    UNDERLYING     EMPLOYEES       OR BASE                     OPTION TERM(2)
                                      OPTIONS      IN FISCAL        PRICE    EXPIRATION     ---------------------
NAME                                GRANTED(1)        1996          ($/SH)      DATE          5%($)        10%($)
----                                -----------    ---------       --------   -----------   ----------   --------
Gerald R. Szczepanski...............  30,000          20.2%         $18.50    March 2006    $ 349,036   $884,527
  Chairman of the Board,
  President and
  Chief Executive Officer
Monty R. Standifer..................  15,000          10.1           18.50    March 2006      174,518    442,264
  Senior Vice President,
  Chief Financial Officer,
  Treasurer and Secretary
Loretta S. Beck.....................  15,000          10.1           18.50    March 2006      174,518    442,264
  Senior Vice President-
  General Merchandising Manager
William S. Kotch III................   4,500           3.0           18.50    March 2006       52,355    132,679
  Vice President-
  Real Estate
Georgia A. Taylor...................   7,500           5.0           18.50    March 2006       87,259    221,132
  Vice President-
  Store Operations

------------

(1) The options granted are subject to a five-year vesting schedule with 20% becoming first exercisable on March 1, 1997. An additional 20% becomes exercisable on each of the first, second, third and fourth anniversaries of such date.

(2) The 5% and 10% assumed annual rates of appreciation are mandated by the rules of the Commission and do not reflect the Company's estimates or projections of future Common Stock prices. There can be no assurance that the amounts reflected in this table will be achieved. These numbers exclude the provisions of the Company's stock option plans governing termination of the option following employment termination, nontransferability or vesting.

     The following table sets forth, as of February 1, 1997, the number of options and the value of unexercised options held by the Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                        OPTION EXERCISES             NUMBER OF
                                   ----------------------        SHARES UNDERLYING            VALUE OF UNEXERCISED
                                    NO. OF                     UNEXERCISED OPTIONS AT        IN-THE-MONEY OPTIONS AT
                                    SHARES                        FEBRUARY 1, 1997             FEBRUARY 1, 1997(1)
                                   ACQUIRED      VALUE       ----------------------------   --------------------------
                                  ON EXERCISE   REALIZED     EXERCISABLE    UNEXERCISABLE   EXERCISABLE  UNEXERCISABLE
                                  -----------  ----------    -----------    -------------   -----------  -------------
Gerald R. Szczepanski........            --            --       145,850         158,978     $3,618,285    $3,410,581
     Chairman of the Board, President
     and Chief Executive Officer
Monty R. Standifer...........        62,858    $1,610,071        27,140          20,714        748,149       299,185
     Senior Vice President, Chief
     Financial  Officer, Treasurer
     and Secretary
Loretta S. Beck..............        12,379       409,325        12,382          52,141        341,771     1,169,542
     Senior Vice President --
     General Merchandising Manager
William S. Kotch III.........         4,761       129,023            --          23,547             --       469,035
     Vice President --Real Estate
Georgia A. Taylor ...........         4,761       163,540         4,763          21,785        131,459       466,491
     Vice President --
     Director of Store Operations

--------------

(1) For purposes of this table, the value of the unexercised options is the amount by which the market value of the Common Stock as of January 31, 1997 underlying the in-the-money options exceeds the exercise price thereof. This valuation methodology differs from the potential realizable value of the options at assumed annual rates of Common Stock price appreciation used to calculate the value of options granted to the Named Executive Officers on page 7.

BONUS PLAN

     The executive officers and certain other members of corporate management are eligible to receive cash bonuses in addition to their base salaries. The bonus plan for executive officers and corporate management is based upon the Company's pre-tax profit for the fiscal year. Total bonuses paid to executive officers and corporate management for fiscal 1996 were approximately $1,499,221. The Company's field supervision (regional and district managers) and store management personnel are eligible to receive bonuses based on store sales, payroll and other expense and inventory control factors. Total bonuses paid to field supervision and store management personnel for fiscal 1996 were approximately $1,002,882. The executive officers' and corporate management's bonus plans are reviewed and approved by the Compensation Committee of the Company's Board of Directors. The store management bonus plans are reviewed and approved by the executive officers.

EMPLOYEE STOCK OPTION PLANS

     In February 1992, the Board of Directors of the Company adopted the 1992 Incentive and Nonstatutory Stock Option Plan (the "Incentive Plan"). The Incentive Plan is currently administered by the Stock Option Committee (the "Committee"). Subject to the express provisions of the Incentive Plan, the Committee may, from time to time, determine the persons that will be granted options under the Incentive Plan, the number of shares of Common Stock subject to each option and the exercise price, and the time or times when such options shall be granted and may be exercised. The Incentive Plan provides that options granted under the Incentive Plan may be either "incentive stock options" ("ISOs") as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or non-ISOs. The maximum number of shares of Common Stock available for grant under the Incentive Plan is 900,000. As of February 1, 1997, options to purchase 425,073 shares were outstanding under the Incentive Plan with a weighted average exercise price of $7.80 per share. All of the options granted to date under the Incentive Plan vest either immediately or over a three-, four- or five-year period.

     In September 1994, the Board of Directors of the Company adopted the 1994 Incentive and Nonstatutory Stock Option Plan for Key Employees (the "Key Employee Plan"). The Key Employee Plan is also currently administered by the Committee. Subject to the express provisions of the Key Employee Plan, the Committee may, from time to time, determine the persons that will be granted options under the Key Employee Plan, the number of shares of Common Stock subject to each option and the exercise price, and the time or times when such options shall be granted and may be exercised. The Key Employee Plan provides that options granted under the Key Employee Plan may be either ISOs or non-ISOs. The maximum number of shares of Common Stock available for grant under the Key Employee Plan is 272,651 shares. As of February 1, 1997, options to purchase 227,209 shares were outstanding under the Key Employee Plan, all of which have an exercise price of $3.15 per share, and options for 45,442 shares have been exercised under the Key Employee Plan, all of which had an exercise price of $3.15 per share. All of the options granted under the Key Employee Plan vest over a five-year period.

401(k) PLAN

     Effective January 1, 1995, the Company adopted the Gadzooks, Inc. Employees' Savings Plan (the "401(k) Plan"). All employees who have been employed by the Company for at least one year of service (provided that such service represents a minimum of 1,000 hours worked during the year) and are at least 21 years of age are eligible to participate. Employees may contribute to the 401(k) Plan up to 15% of their current compensation, subject to a statutorily prescribed annual limit. The 401(k) Plan provides that the Company will make regular matching contributions to the 401(k) Plan each year in the amount of 50% of the participant's contribution, up to 4% of the participant's compensation, for the year. The 401(k) Plan also provides that the Company may determine to make a discretionary profit-sharing contribution to the plan each year based upon the Company's profitability for that year. Employee contributions and the Company's matching contributions are paid to a corporate trustee and invested in various funds at the discretion of the participant. The Company's contribution, if any, vests over five years or earlier upon attainment of retirement at age 65, retirement for disability, death or termination of the 401(k) Plan. As of the date of this Proxy Statement, the Company has not made any profit-sharing contributions to the 401(k) Plan. Distributions may be made from a participant's account in the form of a lump sum upon termination of employment, retirement, disability, death or in the event of financial hardship. The 401(k) Plan is intended to qualify under
Section 401 of the Internal Revenue Code, as amended (the "Code"), so that contributions by employees or by the

Company to the 401(k) Plan, and income earned on such contributions, are not taxable to employees until withdrawn from the 401(k) Plan.

EMPLOYMENT AGREEMENTS

     The Company has an agreement with Mr. Szczepanski pursuant to which the Company will continue to pay his base salary and health insurance premiums for a period of twelve months in the event of his termination without cause. He will also receive the cash bonus he would have received had the Company achieved the budgeted financial performance for the fiscal year in which such termination occurs, irrespective of whether the Company actually meets such financial performance goals for such fiscal year. In addition, Mr. Szczepanski has agreed not to participate, while an employee of the Company and for a period of three years thereafter, in a business or enterprise that competes with the Company.

     The Company has an agreement with each of the remaining Named Executive Officers pursuant to which the Company will continue to pay to each such officer such officer's respective base salary and health insurance premiums for a period of six months in the event of such officer's termination without cause. In addition, each of the remaining Named Executive Officers has agreed not to participate, while an employee of the Company and for a period of one year thereafter, in a business or enterprise that competes with the Company.

     THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND THE SHAREHOLDER RETURN PERFORMANCE PRESENTATION THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT") OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") established compensation policies and made the compensation decisions described herein for 1996. A separate committee of the Board of Directors, the Stock Option Committee, has responsibility for administering the Company's 1992 Incentive and Nonstatutory Stock Option Plan and 1994 Incentive and Nonstatutory Stock Option Plan for Key Employees, described herein at Appendices A and B, respectively, including the full and final authority regarding the selection of award recipients and the size and terms of option grants. The Committee's compensation policies were applied to each of the Named Executive Officers, including the Chief Executive Officer, in the same manner.

     The Committee believes that in order for the Company to succeed it must be able to attract and retain qualified executives. The objectives of the Committee in determining the type and amount of executive officer compensation are (i) to provide a compensation package consisting of a base salary, bonus, and long term incentives in the form of stock options that is in the aggregate competitive with the median range for retail companies of similar stage and growth and (ii) to allow the Company to attract and retain talented executive officers and to align their interests with those of the shareholders.

     In 1993, the U.S. Congress enacted Section 162(m) of the Code and the U.S. Treasury Department promulgated regulations thereunder that prevent publicly traded companies from receiving tax deductions on certain compensation paid to certain executive officers in excess of $1 million. At this time, the amount of compensation (as defined for Code Section 162(m) purposes) paid to the Company's executive officers does not exceed the $1 million pay limit. As the Company rapidly grows, executive officer compensation will increase. Therefore, the Committee intends to review its executive pay plans over time in light of these regulations.

BASE SALARY

     In establishing base salaries for fiscal 1996, the Committee gathered compensation information on a group of similar companies, primarily mall-based apparel retailers. While this analysis did not constitute a formal comparison of executive salaries paid by other companies, the Committee believes that the information, when taken together with the experience of Committee members within the retail industry, provided the basis for reasonably informed judgment. (See "Election of Directors" for a description of the retail experience of each Committee member.)

     Overall, it was the Committee's intent that the salaries of the Company's officers be competitive with those of executives with like responsibilities in companies of similar size and stage of growth in the retail industry. The Chief Executive Officer's base salary was determined in this manner to be $240,000, as noted in the summary compensation table.

BONUS

     Annual incentive bonuses are intended to reflect the Committee's belief that a significant portion of the annual compensation of each executive officer should be contingent upon the performance of the Company, as well as the individual contribution of each officer. Accordingly, the executive officers of the Company, including the Chief Executive Officer, participate in an annual executive incentive bonus plan ("Incentive Plan") which provides for cash bonuses based upon the Company's overall financial performance and the achievement of certain specified levels of profitability for the fiscal year. The Committee annually establishes targeted profitability levels for the ensuing fiscal year in conjunction with the Company's annual financial plan. The Incentive Plan provides for no executive bonuses below a specified level of overall profitability. Upon the achievement of various increasing levels of profitability above the minimum target level, the Incentive Plan provides for greater percentages of such higher levels of profitability to be accrued in the Incentive Plan. The purpose of the Incentive Plan is to reward and reinforce executive management's commitment to achieve levels of annual profitability and return consistent with increasing shareholder value.

     The Committee annually determines in advance each executive's participation level in the Incentive Plan. The Committee takes into account various qualitative and quantitative factors which reflect the executive's position, longevity in office, level of responsibility, and ability to impact Gadzooks' profitability and financial success.

     Specifically, for fiscal 1996 (as compared to fiscal 1995), the Company increased sales by 51.8% by means of a comparable store sales increase of 6.1% and a 45.2% increase in the year end number of stores. Net income increased by 96.1% and earnings per share increased by 45.0%, both of which were significantly in excess of the Company's financial plan. As a result, Incentive Plan payments to executive officers for fiscal 1996 aggregated $1,195,975.

     Cash bonuses earned under the Incentive Plan are paid each year upon completion of the Company's annual audit of the results of operations for the previous fiscal year by the Company's outside auditors.

LONG TERM INCENTIVES

     The final portion of the executive officers' compensation during 1996 consisted of incentive stock options as listed in this Proxy Statement in the table entitled "Option Grants in Last Fiscal Year." It is this award that the Company has utilized to provide long term incentives. As noted, all the Named Executive Officers were each granted a certain number of options during 1996.


                                            Compensation Committee

                                            Alan W. Crites
                                            G. Michael Machens
                                            Robert E.M. Nourse

                  SHAREHOLDER RETURN PERFORMANCE PRESENTATION

     Set forth below is a line graph comparing the percentage change in the cumulative total return on the Common Stock with the cumulative total return of the CRSP Total Return Index for the Nasdaq National Market (U.S. Companies) ("Nasdaq Market Index") and the CRSP Total Return Industry Index for Nasdaq Retail Trade Stocks ("Retail Index") for the period commencing on October 5, 1995(1) and ending on February 1, 1997.


                   COMPARISON OF CUMULATIVE TOTAL RETURN FROM
                  OCTOBER 5, 1995 THROUGH FEBRUARY 1, 1997(2)

                                    [CHART]


--------

(1) For purposes of this presentation, the Company has assumed that its initial offering price per share of $9.33 (as adjusted) would have been the closing sales price on October 5, 1995, the day prior to the commencement of trading. Trading in the Company's Common Stock commenced on October 6, 1995 and the Company's 1996 fiscal year ended on February 1, 1997.


(2) Assumes that $100.00 was invested on October 5, 1995 in the Company's Common Stock at the Company's initial offering price of $9.33 per share and at the closing sales price for each index and the Peer Group on that date and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock. Shareholder returns over the indicated period should not be considered indicative of future shareholder returns.

                              CERTAIN TRANSACTIONS


     The following directors and executive officers of the Company have certain registration rights with regard to shares of Common Stock held by them: Gerald
R. Szczepanski, Lawrence H. Titus, Jr. and Robert E.M. Nourse.


            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's Directors and Executive Officers, and persons who own more than 10% of the Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, Directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) reports they file. To the Company's knowledge and based solely on review of the copies of such reports furnished to the Company during the period commencing January 28, 1996 and ending February 1, 1997, its Officers, Directors and greater than 10% beneficial owners had complied with all applicable Section 16(a) filing requirements.

           SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS
                                 AND MANAGEMENT

     The following table sets forth information regarding the beneficial ownership of the Common Stock as of April 17, 1997 with respect to (i) each person known by the Company to own beneficially more than five percent of the Common Stock; (ii) each of the Company's directors and Named Executive Officers; and (iii) all directors and executive officers as a group. Pursuant to the rules of the Commission, in calculating percentage ownership, each person is deemed to beneficially own his own shares subject to options exercisable within 60 days after April 17, 1997, but options owned by others (even if exercisable within 60 days) are deemed not to be outstanding shares.


                                                                                 Beneficial Ownership
                                                                           -------------------------------
                                                                           Shares               Percentage
                                                                           ------               ----------
Gerald R. Szczepanski(1)............................................       163,702                   1.9%
Monty R. Standifer(2)...............................................        30,140                      *
Loretta S. Beck(3)..................................................        29,274                      *
William S. Kotch III................................................            --                      *
Georgia A. Taylor(4)................................................         5,513                      *
Alan W. Crites(5)...................................................         3,981                      *
G. Michael Machens(6)...............................................         4,180                      *
Robert E.M. Nourse(7)...............................................        11,901                      *
Lawrence H. Titus, Jr.(8)...........................................       139,105                   1.6%
FMR Corp.(9)........................................................       886,418                  10.3%
      82 Devonshire Street
      Boston, Massachusetts  02109
Pilgrim Baxter & Associates, Ltd.(10)...............................       854,100                   9.9%
      11225 Drummers Lane
      Suite 300
      Wayne, Pennsylvania  19087
Putnam Investments, Inc.(11)........................................       922,007                  10.7%
      One Post Office Square
      Boston, Massachusetts  02109
Sirach Capital Management, Inc.(12).................................       500,250                   5.8%
      3323 One Union Square
      Seattle, Washington 98101
All directors and executive officers
      as a group (9 persons)(13)....................................       387,796                   4.5%

-------------

*     Less than 1%

(1) Includes 151,850 shares of Common Stock subject to options exercisable within 60 days of April 17, 1997.

(2) Includes 30,140 shares of Common Stock subject to options exercisable within 60 days of April 17, 1997.

(3) Includes 15,383 shares of Common Stock subject to options exercisable within 60 days of April 17, 1997.

(4) Includes 5,513 shares of Common Stock Subject to option exercisable within 60 days of April 17, 1997.

(5) Beneficial ownership includes 450 shares of Common Stock subject to options exercisable within 60 days of April 17, 1997.

(6) Beneficial ownership includes 450 shares of Common Stock subject to options exercisable within 60 days of April 17, 1997.

(7) Includes 2,831 shares of Common Stock subject to options exercisable within 60 days of April 17, 1997.

(8) Includes 283 shares of Common Stock subject to options exercisable within 60 days of April 17, 1997.

(9) Based on a report on Schedule 13G filed with the SEC, dated February 14, 1997. Pursuant to the instructions in Item 7 of Schedule 13G, Fidelity Management & Research Company ("Fidelity"), 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 800,568 shares or 9.3% of the common stock outstanding of the Company as a result of acting as investment adviser to various investment companies registered under
     Section 8 of the Investment Company Act of 1940 (the "Funds"). Edward C. Johnson 3d, FMR Corp., through its control of Fidelity, and the Funds each has sole power to dispose of the 800,568 shares owned by the Funds. Neither FMR Corp. nor Edward C. Johnson 3d, Chairman of FMR Corp., has the sole power to vote or direct the voting of the shares owned directly by the Funds, which power resides with the Funds' Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds' Boards of Trustees. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly-owned subsidiary of FMR Corp. and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 85,850 shares of the common stock outstanding of the Company as a result of its serving as investment manager of the institutional account(s). Edward C. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, has sole voting and dispositive power over 85,805 shares of common stock owned by the institutional account(s) as reported above.

(10) Based on a report on Schedule 13G filed with the SEC, dated February 14, 1997.

(11) Based on a report on Schedule 13G filed with the SEC, dated March 7, 1997. Pursuant to the instructions in Item 7 of Schedule 13G, Putnam Investments, Inc. wholly owns two registered investment advisers: Putnam Investment Management, Inc., which is the investment adviser to the Putnam family of mutual funds, and The Putnam Advisory Company, Inc.("PAC"), which is the investment adviser to Putnam's institutional clients. Both subsidiaries have dispository power over the shares as investment managers, but each of the mutual funds' trustees have voting power over the shares held by each fund, and PAC has shared voting power over the shares held by the institutional clients.

(12) Based on a report on Schedule 13G filed with the SEC, dated January 29, 1997.

(13) Includes 206,900 shares of Common Stock subject to stock options exercisable within 60 days of April 17, 1997.

                 B. RATIFICATION OF THE APPOINTMENT OF AUDITORS

     The Board of Directors has appointed the firm of Price Waterhouse, which has served as independent auditors of the Company since 1992, as independent auditors of the Company for the fiscal year ending January 31, 1998, and recommends ratification by the shareholders of such appointment. Such ratification requires the affirmative vote of the holders of a majority of the Common Stock entitled to vote on this matter and represented in person or by proxy at the Annual Meeting. Accordingly, under the Bylaws of the Company and in accordance with Texas law, an abstention would have the same legal effect as a vote against this proposal, but a broker non-vote would not be counted for purposes of determining whether a majority had been achieved. The persons named in the accompanying proxy intend to vote for ratification of such appointment unless instructed otherwise on the proxy.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

     In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. The Board of Directors may terminate the appointment of Price Waterhouse as the Company's independent auditors without the approval of the shareholders of the Company whenever the Board of Directors deems such termination necessary or appropriate. A representative of Price Waterhouse is expected to attend the Annual Meeting and will have the opportunity to make a statement, if such representative desires to do so, and will be available to respond to appropriate questions.


                                 ANNUAL REPORT

     The 1996 Annual Report of the Company, including financial statements, accompanies this Proxy Statement.


                             SHAREHOLDER PROPOSALS

     Any shareholder who wishes to submit a proposal for inclusion in the proxy material for presentation at the Company's 1998 Annual Meeting of Shareholders must forward such proposal to the Secretary of the Company at the address indicated on the second page of this proxy statement, so that the Secretary receives it no later than January 13, 1998.

                                   FORM 10-K

     COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED FEBRUARY 1, 1997, AS FILED WITH THE SEC, EXCLUDING EXHIBITS, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO GADZOOKS, INC., 4121 INTERNATIONAL PARKWAY, CARROLLTON, TEXAS 75007, ATTENTION: MONTY R. STANDIFER, SECRETARY. COPIES OF EXHIBITS ARE AVAILABLE UPON PAYMENT OF A $25.00 FEE TO COVER THE COSTS OF REPRODUCTION.


                                 OTHER MATTERS

     The Board of Directors does not know of any other matters that are to be presented for action at the Annual Meeting. However, if any other matters properly come before the Annual Meeting or any adjournment(s) thereof, it is intended that the enclosed proxy will be voted in accordance with the judgment of the persons voting the proxy.

                                          By Order of the Board of Directors,

                                                 /s/ MONTY R. STANDIFER

                                                 Monty R. Standifer
                                                      Secretary
May 13, 1997

                                    PROXY
                                GADZOOKS, INC.
                          4121 INTERNATIONAL PARKWAY
                           CARROLLTON, TEXAS 75007

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


        The undersigned hereby appoints Gerald R. Szczepanski, Monty R. Standifer and Eliot D. Raffkind as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side, all the shares of Common Stock of Gadzooks, Inc. held on record by the undersigned on May 9, 1997, at the annual meeting of stockholders to be held on June 25, 1997 or any adjournment thereof.

        This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted "FOR" Proposals 1 and 2.

                          (CONTINUED AND TO BE DATED AND SIGNED ON THE REVERSE.)


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE

A VOTE "FOR" PROPOSALS 1 AND 2 IS RECOMMENDED BY THE BOARD OF DIRECTORS.

[X] Please mark your votes as indicated in this example

Item 1. Election of directors

FOR all nominees             WITHHOLD                *EXCEPTIONS
listed to the right          AUTHORITY
                      to vote for all nominees
                         listed to the right

      [ ]                     [ ]                        [ ]

Item 2. PROPOSAL TO RATIFY THE APPOINTMENT OF PRICE WATERHOUSE LLP AS INDEPENDENT AUDITORS OF THE CORPORATION.

                  FOR          AGAINST         ABSTAIN
                  [ ]            [ ]             [ ]

Nominees: Alan W. Crites and Gerald R. Szczepanski

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

*Exceptions
           --------------------------------------------------------------------

Item 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

CHANGE OF ADDRESS AND OR COMMENTS MARK HERE [ ]

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated:                                       ,1997
      ---------------------------------------



--------------------------------------------------
                    Signature

--------------------------------------------------
                    Signature


PLEASE MARK, SIGN,DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.


--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE